Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated July 1, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PZ90

Principal Amount (in Specified Currency): $350,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: July 1, 2008

Original Issue Date: July 8, 2008

Stated Maturity Date: July 10, 2009

Initial Interest Rate: The Federal Funds Rate with respect to
		       July 7, 2008 plus 0.50%

Interest Payment Period: Quarterly

Interest Payment Dates: October 10, 2008, January 12, 2009,
			April 10, 2009 and July 10, 2009

Net Proceeds to Issuer: $349,965,000

Agent's Discount or Commission: 0.01%

Agents:	J.P. Morgan Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.50%
Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Index Currency: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: July 9, 2008

Interest Rate Reset Period: Daily

Interest Reset Dates: Each Business Day

Interest Determination Date: One Business Day preceding the related
			     Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Interest

Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Settlement

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date. Under Rule 15c6-1 of the
Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Plan of Distribution

Under the terms of and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation ("TFSS USA") (such agreement, the "Distribution Agreement"), J.P. Morgan Securities Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan Securities Inc. $300,000,000 in principal amount of the Notes
(the "J.P. Morgan Notes") at 99.99% of such principal amount.
J.P. Morgan Securities Inc. will receive a discount or commission equal
to 0.01% of such principal amount.   Under the terms of and subject to
the conditions of the Distribution Agreement, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated $50,000,000 in principal amount of the Notes (the "Merrill Lynch Notes") at 99.99% of such principal amount. Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive a discount or commission equal to 0.01% of such principal amount.

Under the terms and conditions of the Distribution Agreement, the obligations of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to purchase the J.P. Morgan Notes and the Merrill Lynch Notes, respectively, are several and not joint, and in the event of a default by either of J.P. Morgan Securities Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.